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                                                                  EXHIBIT (24.1)

     I, WALTER A. BOSSERT, JR., an Assistant Secretary of Central Hudson Gas & Electric Corporation, a New York corporation, hereby certify that at the regular meeting of the Board of Directors of Central Hudson Gas & Electric Corporation, a corporation organized under the laws of the State of New York, duly called and held at the office of said corporation, 284 South Avenue, in the City of Poughkeepsie, State of New York on June 24, 1994, at which a quorum was present and voting throughout, the following resolutions were unanimously and duly adopted and at all times subsequent to said date have been, and are now, in full force and effect:

                      RESOLVED, that the 1994-1996 Financing Program, as
                 recommended by the Committee on Finance of this Board and presented to this meeting (hereinafter in the resolutions adopted at this meeting referred to as the "1994-1996 Financing Program"), providing for the issuance and sale of (a) up to $115 million aggregate principal amount of Debt Securities ("Debt Securities"), consisting of (i) its First Mortgage Bonds in one or more series to be issued under an Indenture of Mortgage, dated as of January 1, 1927, between this Corporation and American Exchange Irving Trust Company (now The Bank of New
                 York), as Trustee, as heretofore supplemented and amended and as to be supplemented by one or more supplemental indentures relating to such Bonds and/or (ii) Unsecured Notes, in one or more series to be issued under an Indenture, dated as of April 1, 1992, by and between this Corporation and Morgan Guaranty Trust Company of New York, as Trustee, in amounts, at prices and on terms to be approved from time to time at the time or times of sale by the Chairman of the Board and Chief Executive Officer and the officers of this Corporation, within ranges previously determined by this Board of Directors subject to the condition, however, that the aggregate initial offering price of the Debt Securities and the Additional Common Stock referred to in (c) below shall not exceed $115 million; (b) up to 250,000 shares of authorized and previously unissued shares of Serial Preferred Stock, par value $100 per share, of this Corporation ("New Preferred Stock") in one or more series, for the purposes of redeeming a like aggregate number of shares of one or more of two (2) certain outstanding

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                 series of Serial Preferred Stock of this Corporation, pursuant to public offering or private sale, which, in a public offering, may involve the issuance of depositary preferred shares, each representing 1/4 of a share of New Preferred Stock, all at such time or times as the Chairman of the Board and Chief Executive Officer and the officers of this Corporation may determine; and (c) up to 1,500,000 additional shares of this Corporation's Common Stock, $5.00 par value per share ("Additional Common Stock"), to be issued and sold pursuant to public offering subject to the condition, however, that the aggregate initial offering price of the Additional Common Stock and the Debt Securities shall not exceed $115 million, be and it hereby is approved; and the Chairman of the Board and Chief Executive Officer and the officers of this Corporation be and they hereby are authorized to proceed with the 1994-1996 Financing Program subject, however, to (i) further action by this Board (a) as to the creation of one or more series of said Debt Securities and the method or methods for the offering and sale thereof, (b) as is required to authorize the issuance of one or more series of the New Preferred Stock, and (c) as is required to authorize the issuance of Additional Common Stock (the Debt Securities, the New Preferred Stock [including such depositary preferred shares] and the Additional Common Stock are collectively referred hereinafter in the accompanying resolutions as the "Securities"); and (ii) receipt of an appropriate order or orders or supplements to existing orders of the PSC authorizing the issuances and sale of particular Securities.

                      RESOLVED, that the Chairman of the Board and Chief
                 Executive Officer and the officers of this Corporation be and they hereby are authorized in the name and on behalf of this Corporation to prepare and execute an appropriate Registration Statement, on Form S-3, with respect to the registration under the Securities Act of 1933 of the Securities to be issued from time to time in one or more series or issuances, together with appropriate Exhibits, all as described at this meeting, and in the principal amounts

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                 and number of shares so described; and that the Chairman of the
                 Board and Chief Executive Officer and the officers of this Corporation be and they hereby are authorized in the name and on behalf of this Corporation to execute an appropriate Registration Statement with respect to the registration under the Securities Act of 1933, as amended, of the Securities, in the form presented to this Board, with such changes therein as the Chairman of the Board and Chief Executive Officer and the officers executing the same on behalf of this Corporation shall approve, such approval to be conclusively evidenced by his/her execution thereof, and they hereby are further authorized and directed to file or cause to be filed with the Securities and Exchange Commission as required or permitted by law said Registration Statement, as required in connection therewith, and to do and cause to be done any and all things necessary or appropriate to effect the registration of the Securities, under the Securities Act of 1933, including, if necessary or appropriate, the preparation, signing and filing of any amendments or supplements thereto and to the Prospectus contained therein; subject, however, to further action of the Board in respect to the definitive terms of any of the offerings under the 1994-1996 Financing Program;

                          RESOLVED, that John E. Mack III, Paul J. Ganci, John
                 F. Drain, Ellen Ahearn, Walter A. Bossert, Jr. and William P. Reilly and each of them hereby is appointed attorney-in-fact and proxy by this Corporation in its name and on its behalf to sign, execute and file with the Securities and Exchange Commission the Registration Statement and any amendments thereto to effect the registration under the Securities Act of 1933 of the Securities to be issued from time to time in one or more series or issuances.

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     IN WITNESS WHEREOF, I have hereunto set my hand as an Assistant Secretary of said Central Hudson Gas & Electric Corporation and affixed its corporate seal this 28th day of March, 1995.
                                          /s/ Walter A. Bossert, Jr.
                                       -------------------------------
                                             Assistant Secretary

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